UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(Address of principal executive offices and zip code)

(405) 600-0711
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03    Material Modification of Rights to Security Holders.
On December 18, 2012, GMX Resources Inc. (the “Company”) filed with the Secretary of State of the State of Oklahoma an Amended Certificate of Incorporation (the “Certificate Amendment”). The Certificate Amendment amends the Company's Certificate of Incorporation to provide for a reverse stock split (the “Reverse Stock Split”) pursuant to which, as of 5:00 p.m. Oklahoma City local time on January 3, 2013 (the “Effective Time”), each thirteen (13) (the “Reverse Split Factor”) shares of the Company's issued and outstanding common stock, par value $0.001 per share (“Common Stock”), will be combined into one share of Common Stock. Each shareholder of record who otherwise would be entitled to receive fractional shares, will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one whole share to which such shareholder would otherwise be entitled multiplied by the product of: (i) the average of the closing prices of the Common Stock on the New York Stock Exchange or other principal market of the Common Stock, as applicable, for the five consecutive trading days immediately before the Effective Time and (ii) the Reverse Split Factor. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) will thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split, subject to the elimination of fractional interests as described above.
The Certificate Amendment was approved with discretionary authority granted to the Company's board of directors by the Company's shareholders at a special meeting of the shareholders held on November 29, 2012, and was approved by the Company's board of directors including the Reverse Split Factor pursuant to such discretionary authority on December 18, 2012. The Certificate Amendment is filed as Exhibit 3.1 hereto and incorporated herein by reference.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 31, 2012, the Company filed the Certificate Amendment with the Secretary of State of the State of Oklahoma, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference. The descriptions of the Certificate Amendment and the Reverse Stock Split effected thereby contained in Item 3.03 are incorporated herein by reference.
Item 8.01    Other Events.
The Company's transfer agent, Computershare Trust Company, N.A., will act as exchange agent for purposes of implementing the exchange of stock certificates after the Effective Time on January 3, 2013. After the Effective Time on January 3, 2013, shareholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split and cash in lieu of any fractional shares, if applicable. No new shares will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Shareholders should not destroy any stock certificate and should nor submit any certificates until they receive a letter of transmittal. Persons who hold their shares in brokerage accounts, or “street name,” will not be required to take any further actions to effect the exchange of their shares.
Beginning at the Effective Time, all shares issuable upon exercise of outstanding stock options, and/or the relevant exercise price per share, will be proportionately adjusted to reflect the Reverse Stock Split. In addition, the number of preferred share purchase rights (as amended the “Rights”) pursuant to the Company's Rights Agreement, dated as of May 17, 2005, with UMB Bank, n.a., as Rights Agent (the “Rights Plan”), associated with each share of Common Stock then outstanding, or issued or delivered after the Effective Time, shall be proportionately adjusted in accordance with the Rights Plan.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
3.1	Amended Certificate of Incorporation, dated December 18, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: December 18, 2012	By: Name: Title:	/s/ James A. Merrill James A. Merrill Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended Certificate of Incorporation, dated December 18, 2012.